SUB ITEM 77I

Effective April 18, 2008, MFS Bond Fund, MFS Limited Maturity Fund, and MFS Research Bond Fund, each a series of MFS Series Trust IX, converted Class R shares (if offered) and Class R2 shares to Class R3 shares, and, effective April 21, 2008, redesignated Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.